REVISED SCHEDULE A
To the Subadvisory Agreement made as of the 26th day of October, 2009, by and between Allianz Investment Management LLC, a Minnesota limited liability company ("Manager"), and Franklin Advisers, Inc., a California corporation ("Subadviser").
Compensation pursuant to Section 4 of the Subadvisory Agreement shall be calculated at the rate or rates shown below based on the average daily net assets that are subject to the Subadviser's investment discretion in the relevant subportfolios of the AZL Franklin Templeton Founding Strategy Plus Fund.
Rate
Franklin Income Strategy*                                                                                                                        0.625% on the first $50 million
0.465% on the next $150 million
0.375% on the next $300 million
0.350% thereafter
Templeton Global Bond Strategy*                                                                                             0.410% on the first $100 million
0.390% on the next $150 million
0.380% on the next $250 million
0.370% on the next $250 million
0.360% thereafter
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*  For purposes of determining the effective rate applied to the average daily net assets in the each Strategy for computation of the fee payable to Subadviser under Section 4, the total assets of the AZL Franklin Templeton Founding Strategy Plus Fund (the "Fund Assets") will be combined with the average daily net assets for the same period in both Class 1 and Class 2 of (i) the Franklin Income VIP Fund, (ii) the Templeton Global Bond VIP Fund, (iii) the Templeton Growth VIP Fund, and (iv) the Franklin Mutual Shares VIP Fund, each a series of the Franklin Templeton Variable Insurance Products Trust, held of record by one or more separate accounts of Allianz Life Insurance Company of North America and/or Allianz Life Insurance Company of New York, computed at the times and in the manner specified in the applicable prospectus or Statement of Additional Information as from time to time in effect ("FTVIPT Assets"). The Fund Assets and the FTVIPT Assets together are the "Combined Assets". The fee payable to Subadviser with respect to each Strategy will be paid at the effective rate applicable to the Combined Assets under the applicable schedule above, although such fee will be paid only with respect to the respective Strategy assets. No compensation will be calculated or paid to Subadviser under this Agreement with respect to FTVIPT Assets. When the Combined Assets exceed the first breakpoint, multiple rates may apply, resulting in a blended effective rate.
For example, if Fund Assets are $300 million, Income Strategy assets are $100 million and FTVIPT Assets are $300 million, then the fees payable to Subadviser under Section 4 would be calculated as follows:
•
A rate of 62.5 bps would apply to the first $50 million, a rate of 46.5 bps would apply to the next $150 million, a rate of 37.5 bps would apply to the next $300 million, and a rate of 35 bps would apply to the remaining $100 million, resulting in a blended effective rate of 41.4 bps.

•	The blended effective rate (41.4 bps) is applied to the Income Strategy assets ($100 million), resulting in a fee of $414,000 payable to Subadviser under Section 4.
For further example, if Fund Assets are $300 million, Bond Strategy assets are $100 million and FTVIPT Assets are $600 million, then the fees payable to Subadviser under Section 4 would be calculated as follows:
•	A rate of 41 bps would apply to the first $100 million, a rate of 39 bps would apply to the next $150 million, a rate of 38 bps would apply to the next $250 million, a rate of 37 bps would apply to the next $250 million, and a rate of 36 bps would apply to the remaining $150 million, resulting in a blended effective rate of 37.9 bps.
•	The blended effective rate (37.9 bps) is applied to the Bond Strategy assets ($100 million), resulting in a fee of $379,000 payable to Subadviser under Section 4.

Acknowledge:
ALLIANZ INVESTMENT                                                                                                  FRANKLIN ADVISERS, INC. MANAGEMENT LLC

By: /s/ Brian Muench                                                                                                  By:   /s/ Edward Jamicson
Name:  Brian Muench                                                                                                 Name: Edward B Jamison
Title: President                                                                                                                      Title:   President

Effective as of November 1, 2015, the schedule is revised to reflect a fee change to the Fund.